Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of Pharmaceutical Product Development, Inc. and its subsidiaries on Form S-8 (File Nos. 333-20925, 333-39974, 333-33760, 333-80691, 333-28435) of our report dated January 24, 2003 appearing in the Annual Report on Form 10Kof Pharmaceutical Product Development, Inc. for the year eneded December 31, 2002.

Deloitte & Touche LLP

Raleigh, NC

February 18, 2003